EXHIBIT  14.1

                               CODE OF ETHICS
                                     OF
                         TREE TOP INDUSTRIES, INC.

I.     OBJECTIVES

     Tree Top Industries, Inc. (the "Company") is committed to the highest level of ethical behavior. The Company's business success depends upon the reputation of the Company and its directors, officer and employees to perform with the highest level of integrity and principled business conduct.

     This Code of Ethics ("Code") applies to all directors, officers and employees of the Company, including the Company's principal executive officer and principal financial officer, (collectively, the "Covered Persons"). This Code is designed to deter wrongdoing and to promote all of the following:

- honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships
- full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "Commission"), and in other public communications made by the Company
- compliance with applicable governmental laws, rules and regulations; the prompt internal reporting to an appropriate person or persons identified herein for receiving violations of this Code
-    accountability for adherence to this Code

     Each Covered Person must conduct himself or herself in accordance with this Code, and must seek to avoid even the appearance of improper behavior.

     This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise; for such, the Company relies on each person's sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

II.    HONEST  AND  ETHICAL  CONDUCT

     Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for actions. Honest and ethical conduct must be a driving force in every decision made by a Covered Person while performing his or her duties for the Company. When in doubt as to whether an action is honest and ethical, each Covered Person shall seek advice from his or her immediate supervisor or senior management, as appropriate.
III.   CONFLICTS  OF  INTEREST

     The term "conflict of interest" refers to any circumstance that would cast doubt on a Covered Person's ability to act objectively when representing the Company's interest. Covered Persons should not use their position or association with the Company for their own or their family's personal gain, and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with the Company's best interests.

     The following are examples of activities that give rise to a conflict of interest. These examples do not in any way limit the general scope of the Company's policy regarding conflicts of interest.

- Where a Covered Person's association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Covered Person's independent judgment in the Company's best interest, that association or financial interest creates a conflict of interest.
- The holding of a financial interest by a Covered Person in any present or potential competitor, customer, supplier, or contractor of the Company creates a conflict of interest, except where the business or enterprise in which the Covered Person holds a financial interest is publicly owned, and the financial interest of the Covered Person in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.
- The acceptance by a Covered Person of a membership on the board of directors, or serving as a consultant or advisor to any board or any management, of a business that is a present or potential competitor, customer, supplier, or contractor of the Company, creates a conflict of interest, unless such relationship is pre-approved in writing by the principal executive officer of the Company.
- Engaging in any transaction involving the Company, from which the Covered Person can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest. Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of the Company.
- The use or disclosure of any unpublished information regarding the Company, obtained by a Covered Person in connection with his or her employment for personal benefit, creates a conflict of interest.

     It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest must be handled honestly and ethically. If a Covered Person suspects that he or she may have a conflict of interest, that Covered Person is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate. For purposes of this Code, directors, the principal executive officer, and the principal financial officer shall report any such conflict or potential conflict situations to the chairman of the audit committee, if one be created, and in the absence of an audit committee, to chairman of the board of directors. Officers (other than the principal executive officer and principal financial officer) and employees of the Company shall report any such situations to their immediate supervisor. It is the responsibility of the audit committee chairman or the chairman of the board, as applicable, to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Persons ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

     Loans are expressly prohibited from the Company to all directors and executive officers.

IV.    COMPLIANCE  WITH  APPLICABLE  LAWS,  RULES  AND  REGULATIONS

     Full compliance with letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which the Company's securities may be listed, is one of the foundations on which this Company's ethical policies are built. All directors and executive officers of the Company must understand and take responsibility for the Company's compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and listing standards of any national securities exchange on which the Company's securities may be listed.

V.   RULES TO PROMOTE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE
     DISCLOSURE

     As a public company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company's financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company's policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

     Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company's public reports are complete, fair and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company's public disclosure requirements.

     All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company's books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all Company books and records in accordance with the Company's established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

     All Covered Persons must report any questionable accounting or auditing matters that may come to their attention. This applies to all operating reports or records prepared for internal or external purposes, such as sales or backlog information. If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, Covered Person shall report such matters to his or her immediate supervisor. If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Covered Person's concern, the Covered Person should submit their concerns to the principal executive officer or the principal financial officer. If the principal executive officer and the principal financial officer are involved in the questionable accounting or auditing matter, or do not timely resolve the Covered


Person's concerns, the Covered person should submit his or her concern directly to the audit committee, if one be established, or to the board of directors in the absence of a designated audit committee. The reporting of any such matters may be done on a confidential basis, at the election of the Covered Person making the report.

VI.    CORPORATE  OPPORTUNITIES

     Directors and employees are prohibited from taking for themselves opportunities that are discovered through the use of Company property, information or position, or using Company property, information or position for personal gain. Directors and employees have a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

VII.   CONFIDENTIALITY

     Directors and employees must maintain the confidentiality of non-public, proprietary information regarding the Company, its customers or its suppliers, and shall use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally mandated. This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential.

VIII.  TRADING  ON  INSIDE  INFORMATION

     Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples including financial results not yet released, imminent regulatory approval/disapproval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. No information obtained as the result of employment at, or a director's service on the Board of, the Company may be used for personal profit or as the basis for a "tip" to others, unless such information is first made generally available to the public.

IX.    PROTECTION  AND  PROPER  USE  OF  COMPANY  ASSETS

     Directors and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on the Company and its profitability. Company assets may only be used for legitimate Company business purposes.

X.     INTELLECTUAL  PROPERTY

     The Company expends a great deal of time, effort and money to protect our intellectual property. We are sensitive to issues regarding the improper use of our intellectual property and avoiding the improper use of intellectual property of others, including but not limited to copyrights, trademarks, trade secrets and patents. In fulfillment of our legal obligations with respect to intellectual property rights, the Company adheres to copyright laws, including the application of those laws to copyrighted work in print, video, music, computer software or other electronic formats. Employees must not make any unauthorized reproduction of any copyrighted work.


XI.    REPORTING  VIOLATIONS  OF  THE  CODE

     Any Covered Person who becomes aware of any violation of this Code must promptly bring the violation to the attention of the appropriate party as follows: directors, the Company's principal executive officer and the principal financial officer shall report on a confidential basis any violations to the chairman of the audit committee, if one be created, and in the absence of an audit committee, to the chairman of the board of directors of the Company; Executive officers and employees of the Company shall report any violations to the Company's principal executive officer or principal financial officer

XII.   COMPLIANCE  WITH  THE  CODE

     All issues of non-compliance with this Code will be reviewed and evaluated according to the circumstances and severity of the problem. Senior management will take such actions as it deems appropriate, which can include disciplinary action up to and including termination of employment, legal action, and other measures.

XIII.  WAIVER  OF  THE  CODE

     Any waiver of this Code may be made only by the independent directors on the board of directors, or by an authorized committee of the board of directors comprised solely of independent directors, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which the Company's securities may be listed.